UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2009

Coronado Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-135037	98-0485668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 1000, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 623-1440

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 17, 2009, we appointed Donald Sharpe, Drew Bonnell and Michael David to our board of directors and have appointed Donald Sharpe as our President and Drew Bonnell as our Chief Financial Officer. Mr. David will be an independent director and will act as Chairman of the company’s audit committee.

In conjunction with the appointments of Messrs. Sharpe and Bonnell, we have accepted the resignation of Mr. Kellison as President and Chief Financial Officer, Secretary and Treasurer. Mr. Kellison will serve as the company’s Chief Operating Officer.

Our board of directors now consists of Larry Kellison, Donald Sharpe, Drew Bonnell and Michael David.

Mr. Sharpe is a Professional Geophysicist with 30 years experience in the oil and gas business. Mr. Sharpe began his career with Suncor Inc. in Calgary and Dallas and during that time he gained wide experience in exploration, production, marketing, finance and management. He has been a founder and director of a number of successful oil and gas companies both in Canada and the United States. Mr. Sharpe currently serves as the president of Eden Energy Corp., a natural gas firm with operations in the Piceance Basin in Colorado, and is a director of Universal Power Corp., an oil and gas exploration firm with properties offshore Namibia, Africa.

Mr. Sharpe received a Bachelors of Science in Geophysics from the University of British Columbia in 1981, a Certificate in Business Management from the University of Calgary in 1989 and graduated from the Banff School of Advanced Management in 1991. Mr. Sharpe is member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and the Canadian Society of Exploration Geophysicists.

Mr. Bonnell graduated from the Richard Ivey School of Business at the University of Western Ontario with a Masters of Business Administration degree in 1998. For a period of 12 years prior to graduation, Mr. Bonnell served as President and director of multiple private companies engaged in tourism operations in key resort destinations in Western Canada. In these positions, Mr. Bonnell had the responsibility to manage the affairs of each of these companies; to ensure the operation of the business, and interact with all professional services and counsel as required. From 1997 to divestiture in 2006, Mr. Bonnell served as President and director of a private British Columbia based company with business interests in Whistler, Canada. From May 2004, Mr. Bonnell has served as the Chief Financial Officer, secretary, treasurer and director of Eden Energy Corp.

Michael David graduated from the British Columbia Institute of Technology in 1983 with a Diploma in Financial Management (Accounting) and obtained the Chartered Accountant designation in 1991. In 2003, Mr. David obtained the Certified Public Accountant (CPA) designation from the State of Illinois. Since 1992, Mr. David has been a partner in public practice and in 1998, formed the firm of Lancaster & David, Chartered Accountants. Mr. David's client base is mainly Canadian and US public companies for which he provides a full range of auditing and accounting services.

Item 7.01	Regulation FD Disclosure

On December 16, 2009, we entered into a Letter Agreement with Savant Alaska, LLC pursuant to which we will participate for a 15% working interest in Savant’s 26,000 acre Badami Unit Project in Alaska, a farm-out from BP Exploration (Alaska) Inc. Consideration for the assignment of the interest shall primarily consist of the company funding certain costs in regards to the 2009-2010 winter drilling program. The 2010 winter program consists of drilling the remaining 2500 feet in the Red Wolf exploration well, re-entering and horizontally side-tracking an existing well in the Badami field and conducting two workovers of existing wells in the Badami field, as well as any related plugging and abandonment costs. Coronado will also fund its 15% share of the costs to restart the Badami Unit processing plant which will be used to produce any hydrocarbons. We have posted a deposit of $325,000 pending BP Exploration’s consent to the proposed assignment.

The acquisition from Savant Alaska is subject to the consent of BP Exploration and the completion of a definitive agreement.

Item 9.01	Exhibits

99.1	Letter of Intent with Savant Alaska, LLC, dated December 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO CORP.

/s/ Donald Sharpe
Donald Sharpe
President and Director
Dated: December 20, 2009